UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington. D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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BEASLEY BROADCAST GROUP, INC.

(Name of Registrant as Specified In Charter)

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3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2011

The Annual Meeting of Stockholders of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 25, 2011, at 12:00 p.m. Eastern time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida for the following purposes:

1.	To elect eight directors to hold office until the next Annual Meeting of stockholders and until their respective successors have been elected or appointed;

2.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the attached Proxy Statement.

The Company’s Board of Directors has fixed April 1, 2011 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the Annual Report to Stockholders for the year ended December 31, 2010.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. The notice accompanying this Proxy Statement contains instructions on how to submit your proxy by telephone. Whether or not you expect to attend in person, we urge you to vote as promptly as possible. You will be most welcome at the meeting and may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors,

Caroline Beasley, Secretary

Naples, Florida

April 11, 2011

3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

PROXY STATEMENT

The Board of Directors of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), is soliciting your proxy with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 25, 2011, at 12:00 p.m. Eastern time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida, and any adjournment or postponement thereof. This Proxy Statement and the Company’s Annual Report to Stockholders are first being made available to stockholders on or about April 11, 2011.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company as of 5:00 p.m. Eastern time, April 1, 2011, which is the “Record Date,” will be entitled to vote at the Annual Meeting. At the close of business on April 1, 2011, the Company had 6,105,981 shares of Class A Common Stock outstanding (the “Class A Shares”), and 16,662,743 shares of Class B Common Stock outstanding (the “Class B Shares” and together with the Class A Shares, the “Common Stock”).

Under the Company’s Restated Certificate of Incorporation and Bylaws, in the election of directors, the holders of the Class A Shares are entitled by class vote, exclusive of all other stockholders, to elect two of the Company’s directors, with each Class A Share being entitled to one vote. With respect to the election of the other six directors and all other matters submitted to the stockholders for vote, the holders of Class A Shares and Class B Shares shall vote as a single class, with each Class A Share being entitled to one vote and each Class B Share entitled to ten votes.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company’s transfer agent. Except with respect to the election of directors (which is discussed separately under “Proposal 1: Election of Directors”) and except in certain other specific circumstances, the affirmative vote of a majority of votes cast in person or by proxy at a duly held meeting at which a quorum is present is required under Delaware law and our Bylaws for approval of proposals presented to stockholders.

The Inspector will also determine whether or not a quorum is present. Our Bylaws provide that a quorum consists of a majority of the votes entitled to be cast and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. An abstention is deemed present but it is not deemed a vote cast. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions and broker non-votes are included in determining whether a quorum is present but are not included in the tabulation of the voting results. As such, abstentions and broker non-votes do not affect the voting results with respect to the election of directors or the issues requiring the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have the effect of a vote against the approval of any items requiring the affirmative vote of the holders of a majority or greater of the outstanding common stock.

Shareholders of record may submit their proxy by telephone prior to the Annual Meeting, rather than filling out and mailing a proxy card. To help explain this process, we have included a brief question and answer section below.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record, you can vote by telephone by following the instructions on the Notice of Availability of Proxy Materials.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

How will my proxy be voted?

Your proxy, when properly submitted by telephone and not revoked, will be voted in accordance with your instructions relating to the election of directors. We are not aware of any other matter that may be properly presented at the meeting. If any other matter is properly presented, the persons named as proxies will have discretion to vote in their best judgment.

Unless you give other instructions when you cast your vote by telephone, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors and a vote will be cast FOR the election of directors and as the proxy holders deem advisable on other matters that may come before the meeting. If a broker indicates on the proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

May I revoke or change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before it is actually voted by:

•	giving written notice of revocation to our Secretary, Caroline Beasley;

•	by delivering a proxy bearing a later date (including by telephone); or

•	by attending and voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder, or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other record holder that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described above and on the Notice of Availability of Proxy Materials, so that your vote will be counted if you later decide not to attend the Annual Meeting.

What is the deadline for voting my shares?

If you are a shareholder of record, and plan to vote by telephone, your vote must be received by 11:59 p.m. Eastern time on May 24, 2011. If your shares are held in street name, you should return your voting instructions in accordance with the instructions provided by the bank, broker or other record holder that holds the shares on your behalf.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of stockholders or until their respective successors are elected or appointed. Nominees for election to the Board of Directors shall be approved by the following vote:

•

For Nominees to be Elected by the Holders of the Class A Shares: by a plurality of the votes cast by the holders of Class A Shares present in person or by proxy at the Annual Meeting, with each share being entitled to one vote.

•

For Nominees to be Elected by the Holders of All Classes of Common Stock: by a plurality of the votes cast by the holders of all classes of Common Stock present in person or by proxy at the Annual Meeting, with each Class A Share being entitled to one vote and each Class B Share being entitled to ten votes.

Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

The Board believes that each of the nominees listed brings strong skills and extensive experience to the Board, giving the Board as a group the appropriate skills to exercise its oversight responsibilities.

Nominees to be Elected by the Holders of the Class A Shares:

Mark S. Fowler, age 69, has been a Director of Beasley Broadcast Group, Inc. since February 2000. Mr. Fowler served as a Director of TalkAmerica, Inc., a publicly held company until the company was sold in December 2006. Mr. Fowler also served as Chairman of AssureSat, Inc., a satellite services provider that he co-founded in 1997 until the company was dissolved in December 2004. Mr. Fowler was a senior communications counsel at the law firm of Latham & Watkins LLP from 1987 until 2000 and in that capacity represented telecommunications companies including broadcast companies. Mr. Fowler served as Chairman of the FCC from 1981 until 1987. Mr. Fowler’s qualifications for election to the Board of Directors include his extensive legal and regulatory knowledge gained through his past service as Chairman of the FCC and a lawyer specializing in communications law for more than twenty years. Mr. Fowler also brings with him his entrepreneurial experiences as a founder and board member of three start-up companies.

Herbert W. McCord, age 68, has been a Director of Beasley Broadcast Group, Inc. since May 2000. Mr. McCord currently is President of Granum Communications Corporation, a management consulting firm specializing in the radio industry, which he founded in 1996. Prior to starting Granum, Mr. McCord worked in the radio industry at the station and management levels for over 30 years. Mr. McCord served as a member of the Board of Trustees of the Radio Advertising Bureau for 25 years. Mr. McCord is the Chairman and majority shareholder of JMJ Broadcasting, Inc., a privately held company that owns KXGL-FM in Amarillo, TX and KTPK-FM in Topeka, KS. Mr. McCord’s qualifications for election to the Board of Directors include thirty years of experience in the radio broadcast industry, including valuable insights gained through his service as President of a management company specializing in the radio broadcast industry and his service on the boards of other entities.

Nominees to be Elected by the Holders of All Classes of Common Stock:

George G. Beasley, age 78, founded Beasley Broadcast Group, Inc. in 1961 and has served since inception as the Company’s Chairman and Chief Executive Officer. Mr. Beasley serves on the Board of Trustees of Appalachian State University. He served on the North Carolina Association of Broadcasters’ Board of Directors for eight years and has served that Association as President and Vice President. Mr. Beasley has a B.A. and M.A. from Appalachian State University. George G. Beasley is the father of Bruce G. Beasley, Caroline Beasley and Brian E. Beasley. Mr. Beasley’s qualifications for election to the Board of Directors include his forty-nine years of management experience in the radio broadcast industry. He is the founder of our Company and brings with him unsurpassed knowledge of our Company, its history and its competitors.

Bruce G. Beasley, age 53, has served as Beasley Broadcast Group, Inc.’s President since 1997, Co-Chief Operating Officer from February 2001 until February 2006, Chief Operating Officer since February 2006, and as a Director since 1980. He began his career in the broadcasting business with the Company in 1975 and since that time has served in various capacities including General Sales Manager of a radio station, General Manager of a radio station and Vice President of Operations of the Company. Currently, Mr. Beasley oversees the operations of all radio stations. Mr. Beasley serves on the Board of Directors of the Radio Advertising Bureau. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Caroline Beasley and Brian E. Beasley. Mr. Beasley’s qualifications for election to the Board of Directors include his extensive knowledge of the radio broadcast industry gained through his service at all levels of employment with our Company, from station sales manager to his current position as President and Chief Operating Officer.

Caroline Beasley, age 48, has served as Beasley Broadcast Group, Inc.’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary since 1994 and as a Director since 1983. She joined the Company in 1983 and since that time has served in various capacities including Business Manager, Assistant Controller and Corporate Controller. Ms. Beasley serves on the Board of Directors and the Radio Executive Committee of the National Association of Broadcasters and on the Board of Directors of the Radio Music License Committee. Ms. Beasley has a B.S. from the University of North Carolina. Ms. Beasley is the daughter of George G. Beasley and the sister of Bruce G. Beasley and Brian E. Beasley. Ms. Beasley’s qualifications for election to the Board of Directors include her valuable financial expertise, gained through her experience in various capacities at the Company over the past twenty-seven years. Ms. Beasley also has gained valuable insight into the radio broadcast industry through her service on the Boards of the industry groups mentioned above.

Brian E. Beasley, age 51, has served as Beasley Broadcast Group, Inc.’s Vice President of Operations since 1997 and as a Director since 1982. He began his career in broadcasting during high school in 1977. He joined the Company full-time in 1982 as General Manager of the previously-owned cable TV division. In 1985, he became Senior Account Executive of a radio station and subsequently served as General Manager of numerous different radio stations. Mr. Beasley has served on the Board of Directors of the North Carolina Association of Broadcasters. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Bruce G. Beasley and Caroline Beasley. Mr. Beasley’s qualifications for election to the Board of Directors include his valuable experience and knowledge of day-to-day operations at the Company. He has gained this experience by serving at all levels of our organization, from Account Executive to his current position as Vice President of Operations.

Joe B. Cox, age 71, has been a director of Beasley Broadcast Group, Inc. since February 2000. Mr. Cox is a partner at the law firm of Cox & Nici. Mr. Cox has practiced law for over 40 years, primarily in the tax, corporate and estate law areas. Mr. Cox’s qualifications for election to the Board of Directors include his extensive experience as an attorney practicing in the areas of tax, business transactions and estate law. He also has significant experience with audit and accounting matters, having served on the Audit Committee of this Company and previously on the Audit Committee of the Bank of Florida Corp.

Allen B. Shaw, age 67, has served as Vice Chairman of the Board of Directors of Beasley Broadcast Group, Inc. since February 2001. Mr. Shaw also served as Co-Chief Operating Officer of the Company from February 2001 to January 2006. From 1990 to February 2001, Mr. Shaw was the President and Chief Executive Officer of Centennial Broadcasting and he resumed those positions with a new entity called Centennial Broadcasting, LLC effective October 1, 2004. Centennial Broadcasting, LLC currently owns 10 radio stations in Virginia. Mr. Shaw previously served as the Chief Operating Officer of the Company from 1985 to 1990. Mr. Shaw serves as a Director of the Library of American Broadcasting. Mr. Shaw’s qualifications for election to the Board of Directors include his extensive knowledge of the radio broadcast industry and significant executive management experience gained through 39 years as a senior executive and chief executive officer of radio broadcast companies.

Unless otherwise indicated, proxies received will be voted FOR the election of each of the nominees named above.

Recommendation of the Board of Directors:

The Board of Directors recommends a vote “FOR” the election of all nominees named above.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors met five times during 2010 and did not act by unanimous written consent. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board of Directors and attended at least 75% of the aggregate number of meetings of the Committees of the Board of Directors of which he or she was a member. All of our then-current directors attended the 2010 Annual Meeting of stockholders.

Controlled Company

The Company qualifies as a “controlled company,” within the meaning of Rule 5615(c)(1) of the NASDAQ Listing Rules. The Company currently qualifies as a controlled company because more than 50% of the Company’s voting power is controlled by the Company’s Chairman and Chief Executive Officer, George Beasley. As a result, the Company is not required to have a Board of Directors consisting of a majority of Directors who are independent or compensation committee or nominating committee composed solely of independent directors.

Leadership Structure

Like a majority of publicly traded companies in the United States, our Chief Executive Officer currently serves as Chairman of the Board of Directors. In his position as Chief Executive Officer, Mr. Beasley has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the

Company’s key strategic objectives. In his role as Chairman of the Board, he sets the strategic priorities for the Board, presides over its meetings and communicates its strategic findings and guidance to management. We believe that this structure reduces the likelihood of confusion about leadership roles and duplication of efforts.

The Board believes that Mr. Beasley, as the founder and majority shareholder of our Company with fifty years of management experience in the radio broadcast industry, detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and is thus best positioned to identify the key risks facing the organization and ensure that these are brought to the attention of the Board.

The Company has procedures to ensure a strong and independent Board. The Audit Committee and the Compensation Committee consist entirely of non-management directors. In addition to their responsibilities on these Committees, these independent directors meet in executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. The Board has not designated a lead independent director.

The Board’s Role in Risk Oversight

Management is responsible for the Company’s day-to-day risk management activities and the Board’s role is to engage in informed risk oversight. In fulfilling this oversight role, the Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management processes and overall risk management system.

The Board performs this function by receiving management updates on the Company’s business operations, financial results and strategy at its regularly scheduled meetings. The Audit and Compensation Committees, which consist entirely of independent directors, assist the Board in its oversight of risk management. Currently, the risk areas reported to the Board relate to credit risk, liquidity risk, fraud risk and operational risks including regulatory, economic, competitive, legal, and mergers and acquisitions risks.

The Board administers its risk oversight function by (i) identifying key areas of risk exposure facing the Company; (ii) discussing the level of risk the Company is willing to take and the variance from stated risk tolerance that is considered acceptable; (iii) identifying and discussing the key risk indicators and the early warning signs of increased risk exposure; and (iv) discussing with management the Company’s guidelines for monitoring risk indicators and encouraging communication of key risk indicators to management and the Board.

Committees of the Board of Directors

During 2010, the Board of Directors had an Audit Committee and a Compensation Committee.

The Board of Directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. The Board of Directors is not required to have a nominating committee because the Company is a controlled company as defined in the NASDAQ Listing Rules. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the full Board of Directors will consider recommendations from stockholders, which should be addressed to Caroline Beasley, Secretary of Beasley Broadcast Group, Inc. at the Company’s address. The Company has not adopted a formal process because it believes that the informal consideration process has been adequate to date.

The Board does not have a specific policy regarding diversity of director candidates. However, as a matter of practice the Board recommends candidates based on the diversity their business or professional experience, background, talents and perspectives. The Board considers diversity in the context of the Board as a whole and takes into account the personal characteristics, including gender, ethnicity and age, and experience, including financial expertise, educational and professional background of current and prospective directors. The Board believes this process will best facilitate Board deliberations that reflect a broad range of perspectives and lead to a more effective decision-making process.

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consists of Messrs. Cox, Fowler and McCord, each of whom is an Independent Director as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Exchange Act. The Board of Directors has determined that Mr. Cox is an Audit Committee financial expert as that term is defined in the Exchange Act. The responsibilities of the Audit Committee as set forth in its written charter include:

•	Recommending to the Board of Directors independent auditors to conduct the annual audit of the Company’s financial statements;

•	Reviewing the proposed scope of the audit and approving the audit fees to be paid;

•	Reviewing the Company’s accounting and financial controls with the independent auditors and its financial and accounting staff; and

•	Reviewing and approving transactions, other than compensation matters, between the Company and its directors, officers and affiliates.

The Audit Committee met five times during 2010 and did not act by unanimous written consent. The current charter of the Audit Committee is attached hereto as Appendix A.

The Compensation Committee consists of Messrs. Cox, Fowler, and McCord each of whom is an Independent Director as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. This Committee is responsible for establishing compensation policies for the Company’s executive officers, including the Chief Executive Officer, and reviewing the Company’s compensation plans to ensure that they meet corporate objectives. The responsibilities of the Compensation Committee also include administering and interpreting the 2007 Equity Incentive Award Plan of the Company. The Compensation Committee met six times during 2010 and did not act by unanimous written consent. As a “controlled company,” the Compensation Committee is not required to, and does not have a charter.

Stockholder Communication with Board Members

Although the Company has not to date developed formal processes by which stockholders may communicate directly to directors, it believes that the informal process (in which stockholder communications received by the Secretary for the Board’s attention, or summaries thereof, will be forwarded to the Board) has served the Board’s and the stockholders’ needs. In view of SEC disclosure requirements relating to this issue, the Board of Directors may consider developing more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communications to the Board of Directors should be sent to it in care of the Secretary.

NAMED EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are listed below. We described each executive’s business experience under Proposal No. 1—Election of Directors. All executive officers hold office until their successors are appointed.

Name	Age	Position
George G. Beasley	78	Chairman and Chief Executive Officer
Bruce G. Beasley	53	President, Chief Operating Officer and Director
Caroline Beasley	48	Vice President, Chief Financial Officer, Secretary, Treasurer and Director
Brian E. Beasley	51	Vice President of Operations and Director

2010 SUMMARY COMPENSATION TABLE

The following table summarizes total compensation earned by each of the Named Executive Officers during 2009 and 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
George G. Beasley	2010	$668,225	$80,000	$300,000	$13,567	(3)	$1,061,792
Chairman & Chief Executive Officer	2009	674,086	20,400	125,000	14,357	(3)	833,843

Bruce G. Beasley	2010	$434,661	$80,000	$125,000	$18,542	(4)	$658,203
President and Chief Operating Officer	2009	438,493	20,400	50,000	17,705	(4)	526,598

Caroline Beasley	2010	$416,179	$80,000	$125,000	$19,219	(5)	$640,398
Chief Financial Officer	2009	419,739	20,400	50,000	18,497	(5)	508,636

Brian E. Beasley	2010	$401,512	$80,000	$125,000	$18,175	(4)	$624,687
Vice President of Operations	2009	404,683	20,400	50,000	17,705	(4)	492,788

(1)	The grant date fair value amounts in this column were calculated in accordance with ASC 718. The assumptions used in the calculation of these amounts are included in note 11 to the Company’s audited financial statements for fiscal 2010 filed with the SEC on March 16, 2011. On March 4, 2010, each Named Executive Officer was awarded 20,000 shares of restricted Class A common stock with a grant date fair value of $80,000, all of which remain restricted as of December 31, 2010. These awards vested on February 10, 2011. On March 10, 2009, each Named Executive Officer was awarded 20,000 shares of restricted Class A common stock with a grant date fair value of $20,400. These awards vested on February 10, 2010. Prior to vesting, shares of restricted stock do not have voting rights or receive dividends.
(2)	Amounts reported in the Non-Equity Incentive Plan Compensation column represent bonuses earned and paid under our annual cash incentive program during 2009 and 2010.
(3)	Other annual compensation includes a car allowance of $12,000 per annum and reimbursement for the Named Executive Officer’s portion of health, dental and long-term disability insurance premiums.
(4)	Other annual compensation includes reimbursement for the Named Executive Officer’s portion of health, dental and long-term disability insurance premiums.
(5)	Other annual compensation includes reimbursement for the Named Executive Officer’s portion of health, dental, long-term and short-term disability insurance premiums.

Employment Agreements

The Company entered into an employment agreement with George G. Beasley effective as of February 11, 2005, and amended as of December 31, 2009, pursuant to which he serves as the Chief Executive Officer and Chairman of the Board of Directors. Pursuant to this agreement, Mr. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. The employment agreement with Mr. Beasley will be automatically extended for successive one-year periods following the end of an initial three-year term, unless Mr. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the then-applicable term. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason or material good reason, or upon his death or disability, as described in the section regarding Termination or Change in Control Payments below.

The Company entered into an employment agreement with Bruce G. Beasley effective as of February 11, 2005, and amended as of December 31, 2009, pursuant to which he serves as President and Chief Operating Officer. Pursuant to this agreement, Mr. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. The employment agreement with Mr. Beasley will be automatically extended for successive one-year periods following an end of the initial three-year term, unless Mr. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the then-applicable term. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason or material good reason, or upon his death or disability, as described in the section regarding Termination or Change in Control Payments below.

The Company entered into an employment agreement with Caroline Beasley effective as of February 11, 2005, and amended as of December 31, 2009, pursuant to which she serves as Chief Financial Officer. Pursuant to this agreement, Ms. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. The employment agreement with Ms. Beasley will be automatically extended for successive one-year periods following the end of an initial three-year term, unless Ms. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the then-applicable term. The Company could incur severance obligations under the terms of the employment agreement in the event that Ms. Beasley’s employment is terminated without cause or if she resigns for good reason or material good reason, or upon her death or disability, as described in the section regarding Termination or Change in Control Payments below.

The Company entered into an employment agreement with Brian E. Beasley effective as of February 11, 2005, and amended as of December 31, 2009, pursuant to which he serves as Vice President of Operations. Pursuant to this agreement, Mr. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. The employment agreement with Mr. Beasley will be automatically extended for successive one-year periods following the end of an initial three-year term, unless Mr. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the then-applicable term. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason or material good reason, or upon his death or disability, as described in the section regarding Termination or Change in Control Payments below.

Incentive Compensation

Our Compensation Committee has historically utilized two forms of incentive compensation: cash and equity awards. The cash component is designed to convey an immediate recognition of services performed by the recipient, while the equity component is tied to vesting requirements and is designed to not only compensate but to also motivate and retain the recipient over the long term.

All of our NEOs are eligible to receive bonuses under our annual cash incentive program and awards of equity-based compensation under our 2007 Equity Incentive Award Plan.

Retirement Plans

We have a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) that covers eligible employees of the Company and any designated affiliate, including our NEOs. The 401(k) Plan permits eligible employees to defer up to 100% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. Employees aged twenty-one years or older are eligible to participate in the 401(k) Plan after completing one year of service with the Company. In addition, part-time employees must have completed 1,000 hours of service in order to be eligible to participate in the 401(k) Plan.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes equity awards outstanding as of December 31, 2010 for each of the Named Executive Officers.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
George G. Beasley	—	—	—	20,000	(1)	$119,800
Bruce G. Beasley	—	—	—	20,000	(1)	$119,800
Caroline Beasley	—	—	—	20,000	(1)	$119,800
Brian E. Beasley	—	—	—	20,000	(1)	$119,800

(1)	On March 4, 2010, each Named Executive Officer was awarded 20,000 shares of restricted Class A common stock, all of which remain restricted as of December 31, 2010. This award vested on February 10, 2011.
(2)	Market value was determined by multiplying the number of shares that have not vested by the closing stock price of $5.99 on December 31, 2010.

TERMINATION OR CHANGE IN CONTROL PAYMENTS

Potential Termination Payments

Each of our NEOs entered into a three-year employment agreement with us effective as of February 11, 2005 and amended as of December 31, 2009, providing for an initial three-year term, subject to automatic one-year renewals if not terminated by either party. The employment agreements provide for severance benefits under certain events. The employment agreements provide that in the event of a termination by us without “cause,” a termination by the executive for “good reason,” or termination of employment due to death or disability, the terminated executive (or, in the case of death, the executive’s estate) will be entitled to (i) severance payment that is equal to one year of the executive’s annual base salary, (ii) continued receipt of certain benefits including medical insurance and life insurance for one year following the date of termination, and (iii) full vesting of all outstanding equity awards. The employment agreements provide for an additional lump sum payment equal to six months of the executive’s annual base salary in the event of a termination by us without “cause,” a termination by the executive for “material good reason,” or termination of employment due to death or disability. In the event of a termination by us as a result of the executive’s disability, the executive will continue to receive his or her annual base salary until the date of termination and be entitled to receive the payments and benefits described above following the date of termination.

Under the employment agreements, “disability” means the absence of the executive from the executive’s duties on a full-time basis for a period of 180 consecutive days as a result of incapacity due to mental or physical illness. “Cause,” means the executive’s: (i) failure substantially to perform his or her duties under the employment agreement, other than any such failure resulting from the executive’s disability, after notice and reasonable opportunity for cure, all as determined by our board of directors; (ii) conviction of a felony or a crime involving moral turpitude; or (iii) fraud or personal dishonesty involving our assets. “Good reason” exists where we fail to make any payment or provide any benefit under the employment agreement or commit a material breach of the employment agreement and do not cure such failure or breach after notice and a reasonable opportunity to cure. “Material good reason” means the occurrence of any of the following: (i) a material diminution in the executive’s annual base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material diminution in the budget over which the executive retains authority; (iv) a material change in the geographic location at which the executive must perform services under the employment agreement; or (v) any other action or inaction that constitutes a material breach by us under the employment agreement; provided that the executive submits written notice of the occurrence of each such event within 90 days of the occurrence of such event, and we have not remedied such event within a 30-day period after receipt of such written notice.

2010 DIRECTOR COMPENSATION

The Company’s non-employee directors receive fixed annual fees for their services on the Board of Directors, and Audit and Compensation Committees.

The following table summarizes total compensation earned by each non-employee director during 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Joe B. Cox	$28,500	—	$28,500
Herbert W. McCord	$28,500	—	$28,500
Mark S. Fowler	$21,375	—	$21,375
Allen B. Shaw	$21,375	—	$21,375

(1)

On December 31, 2007, Messrs. Cox, Fowler, and McCord were each awarded 5,000 shares of restricted Class A common stock, each award with a grant date fair value of $26,000, all of which are vested as of

December 31, 2010. The grant date fair value amounts were calculated in accordance with ASC 718. The assumptions used in the calculation of these amounts are included in note 11 to the Company’s audited financial statements for fiscal 2010 filed with the SEC on March 16, 2011. These awards vest over a three-year period and were granted in exchange for the 20,000 under-water options previously held by each of these directors. Prior to vesting, shares of restricted stock do not have voting rights or receive dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our Class A common stock and Class B common stock as of March 31, 2011 by:

•	Each person who is known by the Company to own beneficially more than 5% of our Class A common stock or Class B common stock;

•	Each of the Company’s directors;

•	Each of the Named Executive Officers; and

•	All executive officers and directors as a group.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission, and generally includes any shares over which a person exercises sole or shared voting or investment power. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis at the option of the holder at any time, are all deemed outstanding for calculating the percentage of outstanding shares of the person holding those shares of Class B common stock, but are not deemed outstanding for calculating the percentage of any other person. Shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2011 are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options but are not deemed outstanding for calculating the percentage of any other person. Restricted shares of Class A common stock that are currently vested or that will be vested within 60 days (but no other shares of restricted common stock) are deemed outstanding for calculating the percentage of outstanding shares of the person holding those shares of restricted stock. All restricted shares of Class A common stock currently outstanding, whether vested or not, are deemed outstanding for calculating the aggregate number of shares outstanding. The address of each beneficial owner, unless stated otherwise, is c/o Beasley Broadcast Group, 3033 Riviera Drive, Suite 200, Naples, Florida 34103.

	Common Stock
	Class A			Class B
Name of Beneficial Owner	Number of Shares		Percent of Class	Number of Shares		Percent of Class	Percent of Total Economic Interest(1)	Percent of Total Voting Power(2)
George G. Beasley	1,215,438	(3)	20.5%	10,687,605	(4)	64.1%	52.7%	62.6%
Bruce G. Beasley	153,376	(5)	2.6	1,497,955	(6)	9.0	7.3	8.8
Caroline Beasley	114,532	(7)	1.9	1,497,955	(8)	9.0	7.1	8.7
Bradley C. Beasley	112,995	(9)	1.9	1,080,292	(10)	6.5	5.3	6.3
Brian E. Beasley	87,471	(11)	1.5	948,100	(12)	5.7	4.6	5.5
Joe B. Cox	41,000	(13)	*	—		—	*	*
Mark S. Fowler	33,000	(14)	*	—		—	*	*
Herbert W. McCord	32,000	(15)	*	—		—	*	*
Allen B. Shaw	12,000		*	—		—	*	*
GAMCO Investors, Inc.	2,033,350		34.3	—		—	9.0	1.2
One Corporate Center Rye, NY 10580
Luther King Capital Management	854,899		14.4	—		—	3.8	*
301 Commerce Street Fort Worth, TX 76102
Dimensional Fund Advisors LP	411,860		6.9	—		—	1.8	*
6300 Bee Cave Road Austin, TX 78746
All directors and executive officers as a group	1,688,817		28.2%	14,182,700		85.1%	70.0%	83.1%

*	Less than one percent.
(1)	The percent of total economic interest for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock plus the number of shares beneficially owned of Class B Common Stock divided by the sum of (i) 5,936,215 shares of Class A Common Stock outstanding, (ii) 16,662,743 shares of Class B Common Stock outstanding; and (iii) if applicable, the number of shares of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before May 30, 2011.
(2)	The percent of total voting power for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock which carry one vote per share plus the number of shares beneficially owned of Class B Common Stock which carry ten votes per share multiplied by ten divided by the sum of (i) 5,936,215 shares of Class A Common Stock outstanding, (ii) 16,662,743 shares of Class B Common Stock outstanding multiplied by ten to reflect the ten votes per share for Class B Common Stock; and (iii) if applicable, the number of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before May 30, 2011.
(3)	Includes (i) 86,244 shares held by the beneficial owner; (ii) 47,733 shares held by GGB II Family Limited Partnership; (iii) 1,071,595 shares held by GGB Family Limited Partnership; (iv) 3,288 shares held by George G. Beasley Revocable Living Trust dated May 26, 2006; (v) 482 shares held by GGB Family Enterprises, Inc., and (vi) 6,096 shares held by the REB Florida Intangible Tax Trust dated August 20, 2004.
(4)	Includes (i) 62,322 shares held by the beneficial owner; (ii) 9,689,804 shares held by GGB II Family Limited Partnership; (iii) 332,171 shares held by GGB Family Limited Partnership; (iv) 273,296 shares held by George G. Beasley Revocable Living Trust dated May 26, 2006; (v) 33,276 held by GGB Family Enterprises, Inc., and (vii) 296,736 shares held by the REB Florida Intangible Tax Trust dated August 20, 2004. Does not include 39,835 shares held by the Shirley Ann Beasley Revocable Trust dated June 16, 1998. Shirley Beasley is Mr. Beasley’s spouse.
(5)	Includes (i) 149,376 shares held by the beneficial owner, and (ii) 4,000 shares held by the beneficial owner’s child.

(6)	Includes (i) 553,276 shares held by the Bruce G. Beasley Revocable Trust dated June 19, 2006; (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Bruce G. Beasley u/a/d 12/9/08, and (iii) 448,915 shares held by the George Beasley Estate Reduction Trust, of which the beneficial owner is a co-trustee.
(7)	Includes (i) 106,532 shares held by the beneficial owner, and (ii) 8,000 shares held by the beneficial owner’s children.
(8)	Includes (i) 553,276 shares held by the Barbara Caroline Beasley Revocable Trust dated April 14, 1998; (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Barbara Caroline Beasley u/a/d 12/9/08, and (iii) 448,915 shares held by the George Beasley Estate Reduction Trust, of which the beneficial owner is a co-trustee.
(9)	Includes (i) 33,776 shares held by the beneficial owner, (ii) 64,219 shares held by the Bradley C. Beasley Revocable Trust dated July 13, 1999; and (iii) 15,000 shares held by the beneficial owner’s children.
(10)	Includes (i) 584,528 shares held by the Bradley C. Beasley Revocable Trust dated July 13, 1999, and (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Bradley C. Beasley u/a/d 12/9/08.
(11)	Includes (i) 80,471 shares held by the beneficial owner, and (ii) 7,000 shares held by the beneficial owner’s children.
(12)	Includes (i) 196,540 shares held by the Brian E. Beasley Revocable Trust dated June 17, 2003, and (ii) 751,560 shares held by the George G. Beasley Trust f/b/o Brian E. Beasley u/a/d 12/9/08.
(13)	Includes (i) 21,000 shares held by the beneficial owner; and (ii) 20,000 shares of Class A common stock issuable upon exercise of stock options.
(14)	Includes (i) 13,000 shares held by the beneficial owner; and (ii) 20,000 shares of Class A common stock issuable upon exercise of stock options.
(15)	Includes (i) 12,000 shares held by the beneficial owner; and (ii) 20,000 shares of Class A common stock issuable upon exercise of stock options.

AUDIT COMMITTEE REPORT

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2010.

We have discussed with the independent auditors, Crowe Horwath LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from Crowe Horwath LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Joe B. Cox, Chair

Mark S. Fowler

Herbert W. McCord

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has reappointed Crowe Horwath LLP (“Crowe Horwath”) as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2010. In making this appointment, the Audit Committee considered whether the audit and non-audit services Crowe Horwath will provide are compatible with maintaining the independence of the Company’s outside auditors. The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Crowe Horwath before the firm is retained. The Audit Committee pre-approves all audit and permitted non-audit services to be performed for the Company by its independent public accountants. The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permitted non-audit services. The Audit Committee does not consider the provision of the permitted non-audit services to be incompatible with maintaining the independent public accountant’s independence.

Representatives of Crowe Horwath are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Fees and Services of Independent Registered Public Accountants

The following table summarizes fees billed to the Company by Crowe Horwath LLP in 2009 and 2010:

	2009	2010
Audit fees (1)	$185,000	$185,000
All other fees (2)	9,000	9,000

	$194,000	$194,000

(1)	Includes fees billed for (i) the audit of the Company’s annual financial statements in 2009 and 2010, and (ii) the reviews of the Company’s quarterly financial statements included in the Company’s Quarterly Reports’ on Form 10-Q in 2009 and 2010.
(2)	Includes fees billed for the annual audit of the Company’s benefit plan in 2009 and 2010.

All of the services provided to the Company by Crowe Horwath LLP during 2009 and 2010 were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Review and Approval of Related Party Transactions In 2007, the Board of Directors adopted the Company’s Related Party Transaction Policy (the “Policy”). The Policy applies to any transaction, or series of transactions in which the Company, its subsidiaries or affiliates is or will be a participant, the aggregate amount involved will or may be expected to exceed $100,000 in any calendar, and in which any related party has or will have a direct or indirect interest. A related party for purposes of the policy includes:

•	any Company executive officer, director or nominee for election as a director;

•	an owner of 5% or more of Company stock; and

•	any immediate family member of any person listed above.

Under the Policy, the Audit Committee of the Board of Directors reviews the facts relating to all related party transactions and either approves or disapproves the Company’s entry into the transaction. If advance Audit

Committee approval of a transaction is not feasible, then the Audit Committee will consider the transaction and, if it determines the transaction to be appropriate, will ratify the transaction at the Committee’s next regularly scheduled meeting.

As adopted, the Policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•

any transaction with another company where the Related Party’s only relationship with such other company is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that other company’s shares;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $100,000, or two percent of the charitable organization’s total annual receipts;

•

any transaction where the Related Party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends); and

•	any transaction involving a Related Party where the rates or charges involved are determined by competitive bids.

During 2009 and 2010, the Company engaged in several transactions in which our executive officers, including our Chief Executive Officer, George G. Beasley, and members of his family were participants. These transactions are described below. While the Policy had not been adopted at the time certain of these transactions and arrangements were entered into or commenced, each has been subsequently ratified by the Audit Committee pursuant to the Policy.

•

In December 2000, the Company finalized the sale of most of its radio towers and related real estate assets to Beasley Family Towers, Inc. (“BFT”), which is 82% owned by George G. Beasley, Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and 18% owned by other family members of George G. Beasley, for $5.1 million in unsecured notes. The Company sold these radio towers and related real estate assets primarily to focus on its core business of operating radio stations. As of March 31, 2010 and 2011, the aggregate outstanding balance of the notes receivable was $3.4 million and $3.1 million, respectively. The notes are due in aggregate monthly payments of approximately $38,000, including interest at 6.0%. The notes mature on December 28, 2020. During 2009 and 2010 interest income on the notes receivable from BFT was approximately $215,000 and $201,000, respectively.

•

The Company leases radio towers for 22 radio stations under separate lease agreements from BFT. The lease agreements expire on December 28, 2020. During 2009 and 2010, rental expense was approximately $545,000 and $546,000, respectively.

•

The Company leases office and studio space for five radio stations in Ft. Myers, FL from George G. Beasley. The lease agreements expire on August 31, 2014. During 2009 and 2010, rental expense was approximately $148,000.

•

The Company leases land for office and studio space for nine radio stations in Augusta, GA from George G. Beasley. The lease agreement expires on November 1, 2023. During 2009 and 2010, rental expense was approximately $38,000.

•

The Company leases a radio tower for WCHZ-FM in Augusta, GA from Wintersrun Communications, Inc., which is owned by George G. Beasley, Brian E. Beasley and Bruce G. Beasley. The lease agreement expires on April 30, 2014. During 2009 and 2010, rental expense was approximately $27,000 and $28,000, respectively.

•

The Company leases office space for its principal executive offices in Naples, FL from Beasley Broadcasting Management Corp., which is wholly-owned by George G. Beasley. During 2009 and 2010, rental expense was approximately $174,000.

•

On May 28, 2010, the Company entered into an agreement to manage two radio stations in Las Vegas, NV for GGB Las Vegas, LLC, which is wholly-owned by George G. Beasley. The management agreement expires on December 31, 2013 and includes an option to purchase the two managed radio stations. The Company may exercise the option for either or both radio stations at any time during the term of the management agreement. If the option is exercised, the combined purchase price will be $8.5 million plus (i) any unreimbursed management fee losses; (ii) any operating losses incurred by the radio station or stations for which the option is exercised and (iii) capital expenditures during the term of the management agreement to be purchased under the option. The purchase will be subject to the terms and conditions of an asset purchase agreement, including FCC approval. During 2010, management fees were approximately $198,000.

•

On March 25, 2011, the Company contributed $250,000 to Digital PowerRadio, LLC in exchange for 25,000 units or approximately 20% of the outstanding units. Digital PowerRadio, LLC is managed by Fowler Radio Group, LLC which is partly-owned by Mark S. Fowler, an independent director of the Company.

•

Bradley C. Beasley, son of George G. Beasley is currently employed by the Company and was paid $289,810 and $322,607 in 2009 and 2010, respectively. The amount paid includes base salary and performance-based cash bonuses and stock-based compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports and upon written representations from each of the Company’s officers and directors, the Company believes that, for the year ended December 31, 2010, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent stockholders were complied with on a timely basis, except that each of Mr. Bradley C. Beasley and Mr. Robert E. Beasley were late in filing their initial Form 3 stating their beneficial ownership of more than 10% of Class A common stock.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company adopted a Code of Business Conduct and Ethics applicable to all of its directors and employees, including its principal executive officer and principal financial and accounting officer, which is a “code of ethics” as defined by applicable rules of the SEC. This code is available on the Company’s website at www.bbgi.com. A copy may also be obtained upon request from the Secretary of the Company. If the Company makes any amendments to this code other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of this code that applies to the Company’s principal executive officer or principal financial and accounting officer and relates to an element of the SEC’s “code of ethics” definition, the Company will disclose the nature of the amendment or waiver, its effective date and to whom it applies on its website or in a report on Form 8-K filed with the SEC.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

To be considered for presentation in the Company’s Proxy Statement related to the Annual Meeting of Stockholders to be held in 2012, a stockholder proposal must be received by Caroline Beasley, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103 no later than December 13, 2011. If we have not received notice on or before February 26, 2012 of any matter a stockholder intends to propose for a vote at the 2012 Annual Meeting, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies properly processed will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be properly processed and that your shares be represented. Stockholders are urged to promptly submit their proxies by telephone by following the instructions on the Notice of Availability of Proxy Materials.

This Proxy Statement and our 2010 Annual Report to Stockholders are available, beginning April 11, 2011, at our website www.bbgi.com. You may also access our Proxy Statement and 2010 Annual Report to Stockholders at www.beasleyproxy.com. Stockholders may obtain, free of charge, a copy of our Proxy Statement or our 2010 Annual Report to Stockholders by writing to Beasley Broadcast Group, Inc., Attn: Investor Relations, 3033 Riviera Drive, Suite 200, Naples Florida 34103. Please note that the information contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

By Order of the Board of Directors

Caroline Beasley, Secretary

Dated: April 11, 2011

Naples, Florida

Appendix A

BEASLEY BROADCAST GROUP, INC.

AMENDED & RESTATED AUDIT COMMITTEE CHARTER

I.	PURPOSE

The Audit Committee (the “Committee”) is a committee of the Board of Directors of Beasley Broadcast Group, Inc. (the “Company”). The Committee’s primary duties and responsibilities are to: (1) oversee the integrity of the Company’s financial statements; (2) oversee the Company’s compliance with the legal and regulatory requirements of the Nasdaq Stock Market and the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (3) oversee the independent auditor’s qualifications and independence; and (4) oversee the performance of the Company’s independent auditor.

II.	COMPOSITION

The Committee shall be comprised of three or more directors as determined by the Board of Directors. Each member shall satisfy the independence requirements of the Nasdaq Stock Market and the “Exchange Act. All members of the Committee shall be able to read and understand fundamental financial statements (including the Company’s income statements, balance sheet and cash flow statement) and at least one member of the Committee shall qualify as an “audit committee financial expert” under the requirements of the Exchange Act and Nasdaq requirements.

The members of the Committee shall be elected by the Board of Directors and remain a member of the Committee until resignation or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	MEETINGS

The Committee shall meet at least one time each fiscal quarter, or more frequently as circumstances dictate. The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings.

The Committee may retain any independent counsel, experts or other advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the outside auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The Company shall pay: (1) compensation to the outside auditor engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services to the Company, (2) compensation to any outside advisors employed by the Committee and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

IV.	RESPONSIBILITIES AND DUTIES

Outside Auditor

1.	The Committee shall be directly responsible and have sole authority for the appointment, compensation, retention and oversight of the work of the outside auditor (including resolution of any disagreements between Company management and the outside auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the outside auditor shall report directly to the Committee.

2.	The Committee shall annually receive from the outside auditor: (1) a written statement delineating all relationships between the outside auditor and the Company; and (2) a letter regarding the outside auditor’s independence, as required by Independence Standards Board Standard 1. The Committee shall discuss with the outside auditor any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall recommend that the Board take any appropriate action in response to the outside auditor’s independence.

3.	Before the outside auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the outside auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the outside auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the Securities and Exchange Commission (“SEC”).

4.	The Committee shall confirm with the outside auditor that the outside auditor is in compliance with the partner rotation requirements established by the SEC.

5.	The Committee shall, if applicable, consider whether the outside auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the outside auditor.

6.	The Committee shall discuss with the outside auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the outside auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the outside auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the outside auditor; and (C) all material written communications between the outside auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, outside auditor’s engagement letter, outside auditor’s independence letter and schedule of unadjusted audit differences.

Annual Audit

7.	The Committee shall meet with the outside auditor and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

8.	The Committee shall review and discuss the audited financial statements with the outside auditor and the management of the Company. This discussion shall include such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies, disagreements with management and any other matters relating to the conduct of the annual audit required to be discussed by Statement on Auditing Standards No. 61.

2

9.	The Committee shall, based on the review and discussions in paragraphs 6, 7 and 8, above, and the written disclosure, letter and discussions in paragraph number 2, above, and based on the disclosures received from the outside auditor regarding its independence and discussions with the auditor regarding such independence pursuant to paragraph 2, above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

10.	The Committee shall annually obtain from the outside auditor assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act.

Quarterly Review

11.	The outside auditor shall review the interim financial statements to be included in any Form 10-Q of the Company, using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards and as required by the SEC.

12.	The Committee shall discuss with management and the outside auditor any results of the quarterly review that include such matters as significant adjustments, significant new accounting policies and disagreements with management. The Chair may represent the entire Committee for purposes of this discussion.

Internal Controls

13.	The Committee shall discuss with the outside auditor and the chief financial officer, at least annually, the adequacy and effectiveness of the accounting and financial controls of the Company. The Committee shall consider any recommendations for improvement of such internal control procedures.

14.	The Committee shall discuss with the outside auditor and with management any management letter provided by the outside auditor and any other significant matters brought to the attention of the Committee by the outside auditor as a result of its annual audit.

Internal Audit

15.	The Committee shall discuss with the chief financial officer, at least annually, the activities and organizational structure of the Company’s internal audit function, the qualifications of the primary personnel performing such function, and any reports prepared by him or her or any other matters brought to the attention of the Committee.

16.	The chief financial officer shall furnish to the Committee a copy of any audit report prepared by internal auditors.

Miscellaneous

17.	The Committee shall review and reassess the Committee’s charter at least annually and submit any recommended changes to the Board for its consideration.

18.	The Committee shall provide the report for inclusion in the Company’s Annual Proxy Statement required by Item 407(d)(3) of Regulation S-K of the Securities and Exchange Commission.

19.	The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee’s actions and recommendations, if any.

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20.	The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

21.	The Committee shall review and approve all related party transactions that are required to be disclosed under Nasdaq regulations.

22.	The Committee shall exercise such other duties and responsibilities as are incidental to the purposes, duties and responsibilities specified herein and as may from time to time be delegated to the Committee by the Board of Directors.

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ANNUAL MEETING OF STOCKHOLDERS OF

BEASLEY BROADCAST GROUP, INC.

May 25, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Proxy Statement and Annual Report on Form 10-K

are available at www.beasleyproxy.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

   Please detach along perforated line and mail in the envelope provided.  

¢ 20800000000000000000 0	052511

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. ELECTION OF DIRECTORS:

2.    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of stockholders and any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY BALLOT PROMPTLY USING THE ENCLOSED ENVELOPE.

NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O George G. Beasley O Bruce G. Beasley O Caroline Beasley O Brian E. Beasley O Joe B. Cox O Allen B. Shaw O Mark S. Fowler O Herbert W. McCord

(For All Classes of Common Stockholders)

(For All Classes of Common Stockholders)

(For All Classes of Common Stockholders)

(For All Classes of Common Stockholders)

(For All Classes of Common Stockholders)

(For All Classes of Common Stockholders)

(For Class A Common Stockholders)

(For Class A Common Stockholders)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

☐	¢

BEASLEY BROADCAST GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Caroline Beasley and Denyse Mesnik proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Beasley Broadcast Group, Inc. standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 25, 2011, at 12:00 p.m. local time, and any adjournment thereof.

(Continued and to be signed on the reverse side.)

¢	14475	¢